Exhibit 10.39

FedEx Pricing Agreement

Table of Contents

FedEx Pricing Agreement	1/16

Express Pricing Attachment	4/16

Ground Pricing Attachment	10/16

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT

PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN

FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

FedEx Pricing Agreement

Agreement Number: 2125351

Customer Name: PROVIDE COMMERCE, INC.

Effective Date: See Below (“Effective Date”)

Customer, including any of its divisions, subsidiaries and affiliates, a majority (defined as 51%) of whose voting stock is directly or indirectly owned by Customer (“Customer” herein), and FedEx agree to enter into this FedEx Pricing Agreement (the “Agreement”) subject to the following terms and conditions.

1. Pricing. FedEx agrees to provide to Customer transportation services under the terms contained in this Agreement. Pricing for FedEx Express and/or FedEx Ground services is attached and incorporated by reference. A courtesy copy of Customer’s pricing reflected as net rates is available upon request from Customer’s FedEx sales professional. Net rate sheets are provided as a courtesy and are not incorporated within the Agreement.

For FedEx Ground services, FedEx will provide such services to Customer for each package that Customer drops off at FedEx World Service Centers, FedEx Kinko’s Office and Print Centers, and other participating locations as identified by FedEx from time to time. FedEx may at its sole discretion provide Customer with regularly scheduled pick–ups for Ground services.

The pricing provided to Customer is for Customer’s exclusive use and benefit and may not be resold or otherwise extended to any other party without prior written consent of FedEx. The pricing is effective the later of the date identified above, if any, or [***] following possession of a fully executed Agreement by FedEx’s authorized representative (“Effective Date”). Only the account and barcode numbers verified by FedEx will participate in the pricing. Only the billed account and barcode number will receive the applicable pricing and revenue credit. To add an account or location, Customer must notify the FedEx sales executive in writing at least seven days in advance.

2. Service Guide. Each shipment made with FedEx is subject to the country of origin location’s terms and conditions of carriage and the FedEx Service Guide in effect at the time of shipment, which terms are incorporated into this Agreement by reference. FedEx reserves the right to modify the FedEx Service Guide, including a modification of the published transportation rates, at anytime without notice. Customer is directed to the FedEx web site www.fedex.com for changes in the FedEx Service Guide. In the event there is a conflict between this Agreement and the FedEx Service Guide, the provisions of this Agreement control.

3. Payment Terms. Payment is due at the time services are rendered. FedEx may, however, extend credit privileges. The invoice date begins the credit term cycle, and payment is due within the number of days specified below from the invoice date. However, invoices for duties and taxes are payable on receipt. Customer agrees that remaining current on all payables is a condition to the extension of credit and pricing. Failure to comply with payment terms may result in denial of credit or removal of applicable pricing. FedEx reserves the right to discontinue credit privileges at any time upon notice and for any reason.

Payment Terms: [***]

*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portion.

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4. Automation. Customer agrees that all shipping locations will use a FedEx online or FedEx compatible shipping solution that is approved and authorized by FedEx, and an agreement for the placement or use of any such shipping solution shall be accepted prior to such use.

5. Unexpected Volume. FedEx will use commercially reasonable efforts to accommodate Customer’s seasonal shipping needs. In the event Customer tenders packages which substantially exceed the number of packages tendered on average for the location by the Customer throughout the year, and exceeding the number of packages FedEx has planned for and advised Customer in writing that it can accommodate, FedEx may, at its sole option, either accept such packages subject to waiver of Money Back Guarantees (if any) and commitment times, or decline to accept such packages without further obligation of any kind to Customer.

6. Confidentiality. Both FedEx and Customer agree that the terms of this Agreement, including the attached pricing, are confidential and shall be held in strict confidence by both parties and may not be disclosed unless required by law. Customer agrees not to post or publicly display the terms or the pricing except with respect to any filings with the U.S. Securities and Exchange Commission that Customer is required to make. FedEx and Customer also agree that any discussions or negotiations regarding the attached pricing or any changes thereto (including but not limited to future pricing offerings) are also confidential and are pursuant to this provision of confidentiality.

7. Term. This Agreement commences on the Effective Date and continues until terminated by either party.

8. Termination. Either party may terminate this Agreement immediately upon notice for the other party’s noncompliance with its terms. Either party may terminate this Agreement without cause and without penalty at any time upon 60 days prior written notice to the other.

9. Prior Agreements. This Agreement supersedes all Pricing Agreements and Addenda, if any, for FedEx Express and/or FedEx Ground services between FedEx and Customer for the designated account(s) and bar code number(s) relating to the services and package types covered by this Agreement and identified on the respective pricing attachments.

10. No Modifications. Any alterations to this document by either party will render it null and void.

11. Other. This Agreement does not provide for the shipment of alcohol, tobacco, or other items or commodities that may be prohibited by law. Such commodities require a separate agreement.

IN WITNESS WHEREOF, the parties hereby execute this Agreement as of the last date provided below:

PROVIDE COMMERCE, INC. (“Customer”)		FEDERAL EXPRESS CORPORATION AND FEDEX GROUND PACKAGE SYSTEM, INC. (collectively, “FedEx”) By their agent FedEx Corporate Services, Inc.

By:	/s/ Mark Sottosanti	By:	/s/ Diane Diamond
Print Name:	Mark Sottosanti	Print Name:	Diane Diamond
Title:	SVP, Planning & Logistics	Title:	World Wide Acct Manager

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Date: 4/25/2005	Date: 4/26/05

Employee No.: [***]

Offer expires if not accepted by Customer within 30 days of date of presentment of Agreement.

Attachments:

Please indicate your receipt and acceptance of the following pricing attachments by initialing below:

Express pricing attachment:	/s/ Mark Sottosanti	I Accept
	_______________	I Do Not Accept

Ground pricing attachment:	/s/ Mark Sottosanti	I Accept
	_______________	I Do Not Accept

*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portion.

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